UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The participants named herein (collectively, the “Participants”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On October 19, 2021, the Participants posted the following information on their website at www.advancingll.com and e-mailed such information to certain stockholders of the Company:

CytoDyn’s Open Invitation to Shareholder Value Destruction

The management team and board (CYDY or the Company) have requested the authority to increase authorized shares by 200 million in the most recent preliminary proxy statement.1 This represents the third time the Company has requested the authority to increase the number of authorized shares, by 400 million since April 22, 2019.2,3 The Company needs to provide shareholders with a specific written plan for the new shares. Until then, we urge shareholders to vote no on this request.

Shareholder have been here before. Nader Pourhassan appeared on a Proactive Investors video on April 15, 2019 to discuss the 100 million share request made in 2019.4 When asked about dilutive financing, Pourhassan explained the 2019 request as follows (starting video at 5:00 mark):

•	Several licensing agreements are expected to provide revenue so there is no need to dilute the stock;

•	The 100 million share request is to have shares available to take advantage if something profitable comes our way and we need shares;

•	The Company has 50 million shares in reserve for convertible notes and not all that has to be used for convertible notes, but we are required to hold them in reserve;

•	The 100 million shares will be all we will need if we only do dilutive financing, but I don’t believe we will be doing all dilutive financing; and

•	The Company is working on a very clear path to save shareholders from dilution, and we are very eager to announce that.

None of the above turned out to be true. Instead, the Company continues to ask for more shares. Actually, the Company has been methodically increasing the authorized shares since May 31, 2018 when only 216.9 million shares were issued and outstanding. As of August 31, 2021, 644.1 million shares of the Company’s stock are issued and outstanding with only 23.8 million of 800.0 million authorized shares available for use.5 The remaining authorized shares are already committed and unavailable.

What has been the result of this? When a company prints shares and increases its accumulated deficit (negative $542.7 million as of August 31, 2021), the result is a rapid devaluation of shareholder value and share price. With the recent proposal to increase authorized shares by 200.0 million, the Company is requesting more value destruction.

1 From 2021 Proxy Statement: Approval of a proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 800,000,000 to 1,000,000,000.These purposes may include financings to raise the capital needed to operate the business; providing equity incentives to employees, officers, directors, consultants and/or advisors; establishing joint ventures or other strategic relationships with other companies; future acquisition transactions; and other general purposes.

2 From 2019 Proxy Statement: Approval of a proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 600,000,000 shares to 700,000,000 shares; The Board believes that it is desirable to have sufficient authorized shares of Common Stock available for future financings to raise the capital needed to operate its business, and for possible additional future acquisition transactions, joint ventures and other general corporate purposes. The Board believes that having such authorized shares of Common Stock available for issuance in the future will give the Company greater flexibility and may allow such shares to be issued without the expense and delay of an additional special stockholders’ meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the overall value of the Company to its stockholders.

3 From 2020 Proxy Statement: Approval of a proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 700,000,000 shares to 800,000,000 shares. These purposes may include financings to raise the capital needed to operate the business; future acquisition transactions; providing equity incentives to employees, officers, directors, consultants and/or advisors; establishing joint ventures or other strategic relationships with other companies; and other general purposes.

4 https://www.youtube.com/watch?v=R9Js5eqOcxQ

5 Approximately 132.1 million authorized shares are being held in reserve for future warrants, stock options, preferred stock conversions, executive compensation, and convertible debt repayment.

CytoDyn’s Open Invitation to Shareholder Value Destruction

The Past is Prologue

The past is prologue when it comes to how the Company plans to use these new authorized shares. The Company has used authorized shares to provide deeply discounted warrants, stock options, and direct offerings to favored parties in the past. This poor use of shares was compounded by all the borrowing and share repayments made to companies affiliated with John Fife. We are urging you to vote no because the Company will continue more of the same non-productive use of authorized shares even though alternative funding is available. The following table summarizes how the Company has used its shares since May 31, 2018.

ISSUED STOCK RECONCILIATION

Item	Count		Capital	Per Share
Balance at FYE 2018	216.9	million
Prostagene Purchase	18.7	million	$11.54	$0.62
Convertible Note Obligations	59.4	million	$92.37	$1.56
Warrants	194.2	million	$78.18	$0.40
Direct Offerings	110.1	million	$48.86	$0.44
Stock Options	11.3	million	$7.43	$0.66
Service Payments	2.6	million		$-
Miscellaneous/Other	12.9	million		$-
Balance at FYQ May 2021	626.1	million
Convertible Note Obligations	11.8	million	$18.48	$1.56
Warrants	2.0	million	$1.28	$0.64
Direct Offerings	2.9	million	$2.87	$1.00
Stock Options	0.3	million	$0.19	$0.63
Incentive Compensation	1.0	million	$-	$-
Balance at FQE August 2021	644.1	million		$-
			Average/Share	$0.64

Since May 31, 2018, the Company has created 427.2 million new shares of stock. Other than the Prostagene purchase, the shares have represented sweetheart deals to enrich Company executives and board members, favored Company friends, and John Fife. The company printed 427.7 million shares at an average value of $0.64 per share.

What have shareholders received from all this?

1.	Continued broken promises about the HIV BLA filing.

2.	Continued missed deadlines for revenue and product approval.

3.	Highly touted trial results, yet no data being submitted to the FDA for independent review and a pathway to approval.

4.	Severe mismanagement of the Amarex relationship (no master service agreement, significant litigation, allegations of data mismanagement and disarray, and $80 million in unmanaged and non-productive expenditures).

5.	The rejection of an actual investment of $50 - $60 million from two well respected venture capital funds

6.	Company reputation sullied by an FDA public rebuke.

CytoDyn’s Open Invitation to Shareholder Value Destruction

Alternative Funding is Available

The Company continues to eschew available non-dilutive funding opportunities. The Company failed to submit applications to the Biomedical Advanced Research and Development Authority and Operation Warp Speed. The NIH launched the PASC Initiative to bring together researchers and clinicians to study how to prevent and treat the symptoms and long-term effects of SARS-CoV-2 infection. Congress provided $1.15 billion in funding over four years for NIH to support research into the prolonged health consequences of SARS-CoV-2 infection. Part of the funding will be allocated to NIH approved research studies. Why has the Company made no effort nor discussed any plan to submit a proposal for such funding?

Our Nominees Presented a Comprehensive Nondilutive Plan

Our nominees presented two comprehensive plans to manage the next three years without the need for dilutive financing. The PASC plan is to be funded from grants not requiring equity in return. The plan will serve as the basis for bridge financing to cover operational expenses. The cancer plan will be funded by the expected revenue associated with a PASC approval ($4 billion AAR in 30 months.) Our plan will also significantly reduce board and executive compensation to bring both in line with industry benchmarks for similar companies. Where is the Company’s comprehensive plan for the 200 million shares? Why are our nominees providing the only nondilutive financing plan?

Vote No

The Company is again asking for more shares to rinse and repeat the same failed management approach. How about putting a hold on self-enriching stock grants and excessive compensation? How about seeking truly non-dilutive capital from strategic partnerships, government agencies, and available grant sources. Send a message to the Company to work harder for shareholders. We urge you to vote no on the authorization of another 200 million shares.

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